American Funds Strategic Bond Fund
June 30, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$1,051
Class C	$12
Class T*	$-
Class F-1	$24
Class F-2	$247
Class F-3	$49
Total	$1,383
Class 529-A	$22
Class 529-C	$1
Class 529-E	$1
Class 529-T*	$-
Class 529-F-1	$15
Class R-1*	$-
Class R-2	$1
Class R-2E*	$-
Class R-3	$2
Class R-4	$5
Class R-5	$1
Class R-5E*	$-
Class R-6	$132
Total	$180
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0400
Class C	$0.0075
Class T	$0.0272
Class F-1	$0.0401
Class F-2	$0.0513
Class F-3	$0.0574
Class 529-A	$0.0364
Class 529-C	$0.0047
Class 529-E	$0.0308
Class 529-T	$0.0254
Class 529-F-1	$0.0492
Class R-1	$0.0160
Class R-2	$0.0188
Class R-2E	$0.0551
Class R-3	$0.0368
Class R-4	$0.0422
Class R-5E	$0.0554
Class R-5	$0.0541
Class R-6	$0.0562
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	29,556
Class C	1,831
Class T	1
Class F-1	698
Class F-2	4,601
Class F-3	1,663
Total	38,350
Class 529-A	775
Class 529-C	300
Class 529-E	39
Class 529-T	1
Class 529-F-1	319
Class R-1	13
Class R-2	88
Class R-2E	3
Class R-3	77
Class R-4	136
Class R-5	18
Class R-5E	3
Class R-6	2,362
Total	4,134
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.25
Class C	$10.23
Class T	$10.26
Class F-1	$10.25
Class F-2	$10.25
Class F-3	$10.25
Class 529-A	$10.25
Class 529-C	$10.23
Class 529-E	$10.25
Class 529-T	$10.26
Class 529-F-1	$10.25
Class R-1	$10.25
Class R-2	$10.24
Class R-2E	$10.26
Class R-3	$10.24
Class R-4	$10.25
Class R-5E	$10.26
Class R-5	$10.26
Class R-6	$10.26
* Amount less than one thousand